Filed Pursuant to Rule 424(b)(3)

Registration No. 333-289900

RELIANCE GLOBAL GROUP, INC.

UP TO 11,407,273 SHARES OF COMMON STOCK

This prospectus relates to the offer and resale from time to time by White Lion Capital, LLC (“White Lion” or the “Selling Securityholder”) of up to 11,407,273 shares of common stock of Reliance Global Group, Inc. (“we,” “us,” “our,” or the “Company”), par value $0.086 per share (the “Common Stock”), that have been or may be issued by us to White Lion pursuant to that certain Common Stock Purchase Agreement, dated as of August 26, 2025 (the “White Lion Purchase Agreement”), establishing an equity line of credit (the “ELOC”). Such shares of our Common Stock include up to (i) 11,294,330 shares of Common Stock (assuming the shares to be issued are sold at a price of $0.8854 per share) that we may elect, in our sole discretion, to issue and sell to White Lion, from time to time from and after the commencement date under the White Lion Purchase Agreement and subject to applicable stock exchange rules, and (ii) 112,943 shares of Common Stock issuable to White Lion as commitment shares in connection with the ELOC (the “Commitment Shares”) pursuant to the White Lion Purchase Agreement (assuming a value of $0.8854 per share).

The actual number of shares of our Common Stock that we may issue and sell to White Lion under the ELOC will vary depending on the market price of our Common Stock and other terms of the White Lion Purchase Agreement, but we will not sell or register more than the number of shares set forth above under this prospectus unless we file an additional registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”). See “The White Lion Equity Financing” for a description of the White Lion Purchase Agreement and “Selling Securityholder” for additional information regarding White Lion.

We are registering the shares for resale by the Selling Securityholder from time to time. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Common Stock by the Selling Securityholder. We may receive up to $10,000,000 in aggregate gross proceeds from White Lion under the White Lion Purchase Agreement in connection with our sales of shares of Common Stock to White Lion at varying purchase prices after the date of this prospectus. However, the actual proceeds from White Lion may be less than this amount depending on the number of shares of our Common Stock we elect to sell and the price at which such shares are sold. The purchase price per share that White Lion will pay for shares of Common Stock purchased from us under the White Lion Purchase Agreement will fluctuate based on the market price of our Common Stock at the time we elect to sell shares to White Lion and, to the extent we sell shares of Common Stock under the White Lion Purchase Agreement, substantial amounts of shares could be issued and resold, which would cause dilution and may impact the market price of our Common Stock.

The Selling Securityholder may sell, under this prospectus, up to 11,407,273 shares of our Common Stock, constituting approximately 248% of our outstanding shares of Common Stock as of August 27, 2025. Sales of a substantial number of shares of our Common Stock in the public market by the Selling Securityholder and/or by our other existing securityholders, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities.

All of the securities offered in this prospectus by the Selling Securityholder may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, the Selling Securityholder may still experience a positive rate of return on the securities it acquires due to the price at which it initially purchases the securities.

We are registering the securities for resale pursuant to the Selling Securityholder’s registration rights under the White Lion Purchase Agreement and a Registration Rights Agreement entered into with the Selling Securityholder dated August 26, 2025, subject to certain exceptions. Our registration of the securities covered by this prospectus does not mean that we will issue or sell any securities to the Selling Securityholder under the White Lion Purchase Agreement or that the Selling Securityholder will offer or sell any of the securities registered for resale.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock. The Selling Securityholder may offer, sell or distribute all or a portion of its shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholder will bear all commissions and discounts, if any, attributable to its sales of shares of Common Stock. We provide more information about how the Selling Securityholder may sell the shares of Common Stock in the section titled “Plan of Distribution.”

Our Common Stock is listed on Nasdaq under the symbol “RELI.” On August 26, 2025, the last reported sale price of our Common Stock was $0.9401 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 5 of this prospectus and in the other documents that are incorporated by reference into this prospectus before purchasing any of the shares offered by this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2025.

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ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “Reliance,” “the Company,” “we,” “us” and “our” refer to Reliance Global Group, Inc. and our subsidiaries. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), under which the Selling Securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings or otherwise described under “Plan of Distribution.”

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Securityholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of our Common Stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the Selling Securityholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, and prospectus supplement, post-effective amendment or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of such prospectus outside the United States.

The Company’s brand and product names contained in this prospectus are trademarks, registered trademarks, or service marks of Reliance Global Group, Inc. or its subsidiaries.

All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward- looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our need to raise additional capital, which may not be available on acceptable terms or at all;

●	our ability to maintain the listing of our common stock and warrants on the Nasdaq Capital Market;

●	volatility in the price of our securities due to changes in the capital markets, our industry, or our capital structure;

●	our ability to execute on our acquisition strategy and integrate acquired businesses successfully;

●	our ability to retain key personnel and effectively manage growth;

●	the risk that we and our agency partners are unable to generate expected revenues or margins;

●	risks associated with the insurance brokerage industry, including carrier concentration, regulation, competition, and cyclicality;

●	the impact of economic conditions, inflation, and interest rate trends on our operations and customer demand;

●	potential disruptions due to cybersecurity incidents or system failures;

●	risks associated with legal proceedings and compliance obligations;

●	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or information incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “Reliance,” “Company,” “we,” “us” or “our” refer to Reliance Global Group, Inc., a Florida corporation and its subsidiaries.

Business Overview

Reliance Global Group, Inc. was incorporated in Florida on August 2, 2013 under the name Ethos Media Network, Inc. In September 2018, Reliance Holdings, purchased a controlling interest in the Company. Ethos Media Network, Inc. was renamed Reliance Global Group, Inc. on October 18, 2018.

We operate as a diversified company engaging in business in the insurance market, as well as other related sectors. Our focus is to grow the Company by pursuing an aggressive acquisition strategy, initially and primarily focused upon wholesale and retail insurance agencies. We are led and advised by a management team that offers over 100 years of combined business expertise in real estate, insurance, and the financial service industry.

In the insurance sector, our management has extensive experience acquiring and managing insurance portfolios in several states, as well as developing specialized programs targeting niche markets. Our primary strategy is to identify specific risk to reward arbitrage opportunities and develop these on a national platform, thereby increasing revenues and returns, and then identify and acquire undervalued wholesale and retail insurance agencies with operations in growing or underserved segments, expand and optimize their operations, and achieve asset value appreciation while generating interim cash flows.

As part of our growth and acquisition strategy, we continue to survey the current insurance market for value-add acquisition opportunities. To date we maintain eight insurance agencies and long term, we seek to conduct all transactions and acquisitions through our direct operations.

Over the next 12 months, we plan to focus on the expansion and growth of our business through continued asset acquisitions in insurance markets and organic growth of our current insurance operations through geographic expansion and market share growth.

Further, we launched our 5MinuteInsure.com (“5MI”) Insurtech platform during 2021 which expanded our national footprint. 5MI is a high-tech proprietary tool developed by us as a business to consumer portal which enables consumers to instantly compare quotes from multiple carriers and purchase their car and home insurance in a time efficient and effective manner. 5MI taps into the growing number of online shoppers and utilizes advanced artificial intelligence and data mining techniques, to provide competitive insurance quotes in around 5 minutes with minimal data input needed from the consumer. The platform launched during the summer of 2021 and currently operates in 46 states offering coverage with more than 30 highly rated insurance carriers.

With the acquisition of Barra, we launched RELI Exchange, our business-to-business (B2B) InsurTech platform and agency partner network that builds on the artificial intelligence and data mining backbone of 5MinuteInsure.com. Through RELI Exchange we on-board agency partners and provide them an InsurTech platform white labeled, designed and branded specifically for their business. This combines the best of digital and human capabilities by providing our agency partners and their customers quotes from multiple carriers within minutes. Since its inception, RELI Exchange, has increased its agent roster by close to 300%.

Recent Developments

White Lion ELOC

On August 26, 2025, we entered into the White Lion Purchase Agreement with White Lion Capital, LLC and the related Registration Rights Agreement. Subject to the conditions set forth in the White Lion Purchase Agreement, including the effectiveness of a resale registration statement covering the resale of the shares issuable thereunder, we may, from time to time during the commitment period, sell to White Lion up to an aggregate of $10.0 million of shares of our Common Stock.

Each sale will be made pursuant to our delivery of a purchase notice. The per-share purchase price is based on the lowest traded price of our Common Stock during a three-hour period commencing upon White Lion’s written acknowledgment of the applicable purchase notice. White Lion’s obligation under any single purchase notice is subject to the trading-volume limits set forth in the White Lion Purchase Agreement. Additional conditions include, among others, that our registration statement is effective and available for use and that trading in our Common Stock has not been suspended.

Issuances under the White Lion Purchase Agreement are subject to the beneficial ownership limitation (4.99%, which White Lion may increase to 9.99% upon 61 days’ prior written notice) and the Exchange Cap. The Exchange Cap limits issuances to 19.99% of our outstanding Common Stock as of August 26, 2025, unless stockholder approval is obtained or an exception under applicable exchange rules is available, including where the average price paid for all shares issued under the White Lion Purchase Agreement equals or exceeds $0.9196.

In consideration of White Lion’s commitment, we agreed to issue Commitment Shares having an aggregate value of $100,000 in two equal tranches, with the number of shares in each tranche determined by dividing $50,000 by the Nasdaq Official Closing Price on the specified valuation dates described in the White Lion Purchase Agreement. The Commitment Shares are fully earned as of August 26, 2025 and are included for resale in this registration statement, in each case subject to the Exchange Cap and the beneficial ownership limitation.

We may terminate the White Lion Purchase Agreement the date on which the Commitment Shares have been fully issued to White Lion, or earlier, upon a material breach by White Lion. The agreement also terminates automatically upon the expiration of the commitment period and may terminate upon certain bankruptcy or similar events, as described therein.

August 2025 At-The-Market Offering

On August 13, 2025, we entered into an At The Market Offering Agreement (the “Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”) under which we may offer and sell, from time to time at our sole discretion, up to $2,026,453 shares of our Common Stock, through Wainwright as sales agent.

Wainwright will use commercially reasonable efforts to sell the Common Stock from time to time, based upon instructions from the Company (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company will pay Wainwright a commission of three percent (3.0%) of the gross sales proceeds of any Common Stock sold through them under the Agreement, and also has provided Wainwright with customary indemnification rights. The Company will also reimburse Wainwright for fees and expenses of its legal counsel in an amount up to $50,000, in addition to up to $3,500 for its legal counsel’s fees per quarterly due diligence bring-down and up to $5,000 for its legal counsel’s fees per annual due diligence bring-down.

The Company has also granted Wainwright a right of first refusal to act as the exclusive financial advisor, sole book-running manager, sole underwriter or sole placement agent, as applicable, for future strategic transactions, financing or refinancing of indebtedness or public or private offerings of equity, equity-linked or debt securities by the Company or any of its subsidiaries following the date of the Agreement and until the 12-month anniversary of date of the prospectus supplement, subject to an exception, and subject to FINRA Rule 5110(g)(6)(A).

Corporate Information

We were formed under the name Ethos Media Network, Inc. in Florida on August 2, 2013. In September 2018, Reliance Global Holdings, LLC, a related party, purchased a controlling interest in our company. Ethos Media Network, Inc. changed its name to Reliance Global Group, Inc. on October 18, 2018. Our principal executive offices are located at 300 Blvd. of the Americas, Suite 105, Lakewood, NJ 08701. Our website is located at www.relianceglobalgroup.com and our telephone number is (732) 380-4600. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of the prospectus.

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THE OFFERING

Shares of Common Stock Offered by the Selling Securityholders	Up to 11,407,273 shares of Common Stock.

Shares of Common Stock outstanding prior to this offering	4,605,474
Terms of the Offering	The Selling Securityholder will determine when and how it will dispose of any shares of Common Stock registered under this prospectus for resale.

Use of Proceeds	We are not selling any securities under this prospectus, and will not receive any proceeds from the sale of Common Stock by the Selling Securityholder pursuant to this prospectus. We may receive up to $10.0 million in aggregate gross proceeds from White Lion under the White Lion Purchase Agreement in connection with sales of the shares of our Common Stock pursuant to the White Lion Purchase Agreement after the date of this prospectus. However, the actual proceeds from White Lion may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. Proceeds to us from the sale of such shares of Common Stock, if any, pursuant to the White Lion Purchase Agreement will be used for working capital, to operate and grow the Company, debt payments, capital investments and general corporate purposes.

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before buying our securities.

Trading Symbol	Our Common Stock is listed on Nasdaq under the symbol “RELI.”

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RISK FACTORS

Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 7, 2025, as amended on Form 10-K/A on April 9, 2025, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to This Offering

We cannot predict the actual number of shares we will sell to the Selling Securityholder, the actual proceeds we will receive, or the dilution to you; we may not be able to access the full commitment.

Sales under the White Lion Purchase Agreement are at our discretion and depend on market conditions and other factors, as well as contractual limits (including per-notice trading-volume limits, the Exchange Cap and the beneficial ownership limitation). As a result, we may sell to the Selling Securityholder all, some or none of the shares available to us under the White Lion Purchase Agreement, and we cannot predict the number of shares we may issue, the price per share, the timing of sales, or the aggregate proceeds, if any. If we are unable to access the ELOC when needed, we may be required to seek alternative financing on less favorable terms.

Issuances under the White Lion Purchase Agreement will cause dilution, and the Commitment Shares will dilute you without providing us cash proceeds.

Any shares we sell to the Selling Securityholder will increase the number of outstanding shares and dilute existing stockholders. In addition, the Commitment Shares are fully earned and will be (or have been) issued as consideration for the ELOC, resulting in dilution with no corresponding cash proceeds to us.

Any resales by the Selling Securityholder could exert downward pressure on our stock price.

The per-share purchase price equals the lowest traded price during a specified valuation period following our purchase notice. The Selling Securityholder may resell shares it acquires promptly after receipt. Actual or anticipated resales—especially during or after valuation periods—could depress the market price of our Common Stock and increase volatility.

The Exchange Cap and beneficial ownership limitation may materially limit our ability to draw on the ELOC.

We may not issue more than 19.99% of the outstanding Common Stock as of August 26, 2025 (the Exchange Cap) absent stockholder approval or satisfaction of an exchange rule exception (including where the average price paid for all shares issued under the White Lion Purchase Agreement equals or exceeds the applicable Minimum Price). In addition, we may not issue shares to the Selling Securityholder to the extent it would beneficially own more than 4.99% (or 9.99% upon 61 days’ notice) of our outstanding Common Stock. These limits may prevent us from accessing some or all of the commitment.

We will receive proceeds only from our sales to the Selling Securityholder; the Selling Securityholder’s resales provide us no proceeds.

We will not receive any proceeds from resales of shares by the Selling Securityholder. Proceeds, if any, are generated only when we sell shares to the Selling Securityholder under the White Lion Purchase Agreement.

Our ability to use the ELOC depends on satisfying ongoing conditions; any suspension or ineffectiveness of the Registration Statement, trading halts, delisting or other events could prevent or delay draws.

Purchases are conditioned on, among other things, the Registration Statement being effective and available for use, our Common Stock being DWAC-eligible and trading on our principal market without suspension, and the absence of certain adverse events. If these conditions are not met—or if we are in a blackout, possess material non-public information, or are otherwise unable to deliver a purchase notice—we may be unable to draw when needed.

We may need to file additional registration statements to fully utilize the ELOC, which we may be unable to have declared effective on a timely basis or at all.

This prospectus registers only the shares identified herein. If market prices decline or we otherwise require more registered shares to access the commitment, we will need to file one or more additional registration statements and have them declared effective before selling any additional shares to the Selling Securityholder. We may be unable to do so on a timely basis, or at all.

Future issuances and/or resales pursuant to this prospectus—or the perception that such sales may occur—could depress our stock price and impair our ability to raise additional capital.

Actual or anticipated sales to the Selling Securityholder, and the Selling Securityholder’s subsequent resales, could increase the public float, place downward pressure on our stock price, and make future equity or equity-linked financings more difficult or more dilutive.

The trading-volume and daily-volume limits, as well as market conditions, may materially constrain the size and timing of our sales under the ELOC.

Per-notice limits tied to trading volume and other contractual constraints may limit the number of shares we can sell in any purchase notice, particularly during periods of low liquidity or heightened volatility, which could restrict our ability to raise capital when needed.

If we do not maintain our Nasdaq listing or if trading in our Common Stock is halted, we may be unable to use the ELOC.

Delisting from, or suspension of trading on, our principal market would prevent us from delivering purchase notices and materially limit our access to capital under the White Lion Purchase Agreement.

We have broad discretion in the use of proceeds from any sales to the Selling Securityholder, and investors may not agree with how we use them.

Our management will have significant discretion over the use of any proceeds we receive from sales under the White Lion Purchase Agreement and may deploy them in ways with which you may disagree or that do not improve our results of operations or stock price. See “Use of Proceeds.”

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Risks Related Investing in our Common Stock

The sale or availability for sale of shares issuable pursuant to this prospectus may depress the price of our Common Stock, dilute the interest of our existing stockholders, and encourage short sales by third parties, which could further depress the price of our Common Stock.

To the extent that the Selling Securityholder sell shares of our Common Stock pursuant to this prospectus, the market price of our Common Stock may decrease due to the additional selling pressure in the market. Any downward pressure on the price of our Common Stock caused by the sale or potential sale of such shares could encourage short sales by third parties. Such sales could place downward pressure on the price of our Common Stock by increasing the number of shares of our Common Stock being sold, which could further contribute to any decline in the market price of our Common Stock.

Any market activity involving short selling or other market making activities could result in negative impact to the market price for our Common Stock.

Short selling is a method used to capitalize on an expected decline in the market price of a security and could depress the price of our Common Stock, which could further increase the potential for future short sales. Sales of our Common Stock could encourage short sales by market participants, which could create negative market momentum. Continued short selling may bring about a temporary, or possibly long term, decline in the market price of our Common Stock. The Company cannot predict the size of future issuances or sales of Common Stock or the effect, if any, that future issuances and sales of Common Stock will have on its market price or the activities of short sellers. Sales involving significant amounts of Common Stock, including issuances made in the ordinary course of the Company’s business, or the perception that such sales could occur, may materially and adversely affect prevailing market prices of the Common Stock.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our common stock.

Our shares of common stock are currently listed on Nasdaq. If we fail to satisfy the continued listing requirements of The Nasdaq Capital Market, such as the corporate governance requirements, minimum bid price requirement or the minimum stockholders’ equity requirement, Nasdaq may take steps to delist our common stock. Any delisting would likely have a negative effect on the price of our common stock and would impair stockholders’ ability to sell or purchase their common stock when they wish to do so.

As previously disclosed in the Current Report on Form 8-K filed on January 16, 2024 by the Company, on January 12, 2024, the Company received written notice from Nasdaq’s Listing Qualifications Department notifying the Company that for the preceding 30 consecutive business days (November 29, 2023 to January 11, 2024), the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of the Company’s common stock and the common stock continued to trade on Nasdaq under the symbol “RELI.” In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a compliance period of 180 calendar days, or until July 10, 2024, to regain compliance with Nasdaq Listing Rule 5550(a)(2). The Company received notice from The Nasdaq Stock Market on July 16, 2024, indicating that the Company had regained compliance with the minimum bid price requirement under Nasdaq Rule 5550(a)(2).

There can be no assurance that the Company will be able to maintain compliance with the bid price requirement, even if it maintains compliance with the other listing requirements.

In addition, we cannot assure you our securities will meet the continued listing requirements to be listed on Nasdaq in the future. If Nasdaq delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If we fail to maintain compliance with all applicable continued listing requirements for the Nasdaq Capital Market and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay debt and fund our operations

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THE WHITE LION EQUITY FINANCING

On August 26, 2025, the Company entered into the White Lion Purchase Agreement with White Lion and a related Registration Rights Agreement (the “RRA”). Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $10.0 million in aggregate gross purchase price of newly issued shares of our Common Stock, subject to the Exchange Cap, the beneficial ownership limitation and the other limitations and conditions set forth in the White Lion Purchase Agreement.

Subject to the satisfaction of customary conditions, including, without limitation, the effectiveness of the registration statement of which this prospectus forms a part (the “Registration Statement”) for the resale of the shares issuable pursuant to the White Lion Purchase Agreement, the Company’s right to sell shares to White Lion commenced on August 26, 2025 and extends until the earlier of (i) the date on which aggregate purchases equal $10.0 million and (ii) December 31, 2027 (the “Commitment Period”).

During the Commitment Period, and subject to the terms and conditions of the White Lion Purchase Agreement, the Company may deliver purchase notices from time to time. The per-share purchase price for each purchase is equal to the lowest traded price of the Common Stock during a three-hour valuation period commencing immediately upon White Lion’s written acknowledgement of the applicable purchase notice. White Lion’s purchase obligation under any single purchase notice is subject to per-notice trading-volume limits set forth in the White Lion Purchase Agreement (including a cap tied to Average Daily Trading Volume and daily total trading volume), and additional conditions including that the Registration Statement is effective and available for use and that trading in the Common Stock has not been suspended.

No purchase notice may be delivered to the extent it would result in White Lion beneficially owning more than 4.99% of the outstanding Common Stock (which White Lion may increase to 9.99% upon 61 days’ prior written notice) or would contravene the Exchange Cap (which limits issuances to 19.99% of the outstanding Common Stock as of August 26, 2025, unless stockholder approval is obtained or an exception under applicable exchange rules is available, including where the average price paid for all shares issued under the White Lion Purchase Agreement equals or exceeds the applicable Minimum Price).

The White Lion Purchase Agreement terminates automatically upon the earlier of the end of the Commitment Period and certain bankruptcy or similar events, and may be terminated by the Company upon a material breach by White Lion, or for any reason, from the date on which the Commitment Shares have been issued and sold to White Lion, in each case as described in the White Lion Purchase Agreement.

In consideration of White Lion’s commitments, the Company agreed to issue Commitment Shares having an aggregate value of $100,000, issuable in two equal tranches, with the number of shares in each tranche determined by dividing $50,000 by the Nasdaq Official Closing Price on specified valuation dates described in the White Lion Purchase Agreement. The Commitment Shares are fully earned as of August 26, 2025 and are included for resale pursuant to this Registration Statement, in each case subject to the Exchange Cap and the beneficial ownership limitation.

Concurrently with the White Lion Purchase Agreement, the Company entered into the RRA, pursuant to which the Company agreed to file, within ten business days following August 26, 2025, the Registration Statement with the SEC covering the resale by White Lion of the maximum number of registrable securities permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations and to use commercially reasonable best efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable and to keep it effective as provided therein.

Effect of Sales of our Common Stock under the White Lion Purchase Agreement on our Stockholders

The Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Securityholder from time to time at our discretion, subject to the terms described above. The resale by the Selling Securityholder of a significant quantity of shares registered for resale at any given time, or the perception that such sales may occur, could cause the market price of our Common Stock to decline and to be volatile. Any sales we elect to make to White Lion will depend upon market conditions and other factors, and we may ultimately decide to sell all, some or none of the Common Stock that may be available for us to sell under the White Lion Purchase Agreement. After acquiring any such shares from us, the Selling Securityholder may resell all, some or none of those shares at any time and at varying prices. As a result, investors who purchase Common Stock from the Selling Securityholder at different times will likely pay different prices and may experience different levels of dilution and different investment outcomes. See “Risk Factors—Risks Related to This Offering.”

Because the purchase price per share to be paid by White Lion will fluctuate based on the market price of our Common Stock at the time we deliver a purchase notice, as of the date of this prospectus it is not possible to predict the number of shares we will sell to White Lion, the actual purchase price per share, or the actual gross proceeds we will receive.

Although the White Lion Purchase Agreement provides that we may sell up to an aggregate of $10.0 million of Common Stock to White Lion, we are registering 11,294,330 shares for resale under this prospectus, excluding the commitment shares. If it becomes necessary to issue and sell more shares than are registered hereunder in order to receive aggregate gross proceeds of $10.0 million, we must first file one or more additional registration statements, which must be declared effective by the SEC before we may elect to sell any such additional shares to White Lion.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Securityholder pursuant to this prospectus. We may receive up to $10.0 million in aggregate gross proceeds from White Lion under the White Lion Purchase Agreement in connection with sales of the shares of our Common Stock pursuant to the White Lion Purchase Agreement after the date of this prospectus. However, the actual proceeds from White Lion may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. Proceeds to us from the sale of such shares of Common Stock, if any, pursuant to the White Lion Purchase Agreement will be used for, but not limited to, working capital to operate and grow the Company, debt payments, capital investments and general corporate purposes. We have not yet determined the amount of such proceeds to be used specifically for such purposes and, as a result, management will retain broad discretion over the allocation of any proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of such proceeds in a manner other than as described herein. Pending the use of any proceeds, we may invest such proceeds in interest-bearing, marketable securities.

The Selling Securityholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by it in disposing of its shares of Common Stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock and we do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our Common Stock will be at the discretion of our board of directors and will depend on, among other factors, the terms of any outstanding preferred stock, our results of operations, financial condition, capital requirements and contractual restrictions.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Securityholder under this prospectus.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale from time to time by White Lion of any or all of the shares of common stock that may be issued by us to White Lion under the Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see the section titled “White Lion Capital Committed Equity Financing” above. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with White Lion Capital on August 26, 2025 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement or as otherwise disclosed in this prospectus, White Lion has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling stockholder” means White Lion Capital, LLC.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of August 26, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

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Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on 4,605,474 shares of our common stock outstanding on August 26, 2025. Because the purchase price of the shares of common stock issuable under the White Lion Purchase Agreement is determined on the Closing Date with respect to each purchase, the number of shares that may actually be sold by the Company under the White Lion Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering			Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)		Percent(2)		Number(3)	Percent(2)
White Lion Capital, LLC(4)	112,943	(5)	2.45%	11,407,273	0	—

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that White Lion may be required to purchase under the White Lion Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the White Lion Purchase Agreement, the satisfaction of which are entirely outside of White Lion’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of common stock are subject to certain agreed upon maximum amount limitations set forth in the White Lion Purchase Agreement. Also, the White Lion Purchase Agreement prohibits us from issuing and selling any shares of our common stock to White Lion to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by White Lion, would cause White Lion’s beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Limitation. The White Lion Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the White Lion Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $0.9196 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. The Exchange Cap (to the extent applicable under Nasdaq rules) may not be amended or waived under the White Lion Purchase Agreement.

(2)	Applicable percentage ownership is based on 4,605,474 shares of our common stock outstanding as of August 26, 2025.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of White Lion Capital, LLC (“WLC”) is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. WLC’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of WLC. Therefore, each of Slobodskiy Jr., Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by WLC and, indirectly, by WLC. We have been advised that WLC is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by WLC and, indirectly, by WLC.

(5)	Represents up to $100,000 of commitment shares, assuming a per share value of $0.8854, issued or issuable to WLC pursuant to the White Lion Purchase Agreement.

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PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the selling stockholder, White Lion Capital, LLC. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The term “selling stockholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

White Lion has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it may acquire from us pursuant to the White Lion Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion Capital has informed us that each such broker-dealer may receive commissions from White Lion and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the selling stockholder.

We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

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We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by the selling stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We also have agreed to indemnify White Lion and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $51,546.31.

White Lion has represented to us that at no time prior to the date of the White Lion Purchase Agreement has White Lion, any of its affiliates or any entity managed or controlled by White Lion engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock that establishes a net short position with respect to our common stock. White Lion has agreed that during the term of the White Lion Purchase Agreement, none of White Lion, any of its affiliates nor any entity managed or controlled by White Lion will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the selling stockholder.

Our Common Stock is listed on Nasdaq under the symbol “RELI.” On August 26, 2025, the closing price of our Common Stock was $0.9401 per share.

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DESCRIPTION OF CAPITAL STOCK

The following descriptions of common and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our common stock and preferred stock, but is not intended to be complete. For the full terms of our common and preferred stock, please refer to our articles of incorporation, as amended from time to time, and our bylaws, as amended from time to time. The Florida Business Corporation Act (“FBCA”) may also affect the terms of these securities.

As of the date hereof, our authorized capital stock consists of 2,750,000,000 shares of capital stock with a par value of $0.086 per share, consisting of 2,000,000,000 shares of common stock, par value of $0.086 per share, and 750,000,000 shares of preferred stock, par value of $0.086 per share, which may, at the sole discretion of the Board of Directors be issued in one or more series. The Board of Directors has designated 50,000,000 shares of preferred stock as Series A Convertible Preferred Stock and 9,077 shares of preferred stock as Series B Convertible Preferred Stock. As of the date of this filing, there were 4,605,474 shares of common stock issued and outstanding, held by approximately 523 holders of record, no shares of the Series A Convertible Preferred Stock and no shares of the Series B Convertible Preferred Stock are currently issued and outstanding. The authorized and unissued shares of both common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of either our common stock or preferred stock.

The Board may from time to time authorize by resolution the issuance of any or all shares of the preferred stock authorized in accordance with the terms and conditions set forth in the articles of incorporation, as amended, for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

Dividends. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by the Articles of Incorporation from time to time, or the FBCA, as the same may be amended and supplemented, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

Voting Rights. Except as otherwise provided by the FBCA, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Company’s assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Company’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Company with or into any other person or sale or transfer of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

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No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

Consideration for Shares. The Common Stock authorized by the Articles of Incorporation shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Non-Assessment of Stock. The Common Stock, after the amount of the subscription price has been fully paid, are non-assessable.

Reverse Stock Splits

On February 23, 2023, pursuant to authority granted by the Board, we implemented a 1-for-15 reverse split of our authorized and issued and outstanding common stock (the “Reverse Split-2023”). The par value remained unchanged, and the split resulted in a rounding addition of approximately 902 shares valued at par, totaling $78.

On July 1, 2024, the Company effectuated a 1-for-17 reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Split-2024”). The par value remained unchanged, and the split resulted in a rounding addition of approximately 110,350 shares valued at par, totaling $9,490.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 750,000,000 shares of Preferred Stock in one or more series and authorize their issuance. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, option and other rights of the Preferred Stock and the qualifications, limitations, or restrictions relating thereto, shall be prescribed by resolution of the board of directors pursuant to the Articles of Incorporation.

The following summary of terms of our Preferred Stock is not complete. You should refer to the provisions of our Articles of Incorporation and Bylaws and the resolutions containing the terms of each class or series of the Preferred Stock which have been or will be filed with the SEC at or prior to the time of issuance of such class or series of Preferred Stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of Preferred Stock, provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series.

Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock shall have ten (10) votes per share and may be converted into one (1) shares of $0.086 par value common stock. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefore, cumulative dividends payable in cash. The annual interest rate at which cumulative preferred dividends will accrue on each share of Series A Convertible Preferred Stock is 0%. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock and subject and subordinate to the rights of secured creditors of the Company, the holders of Series A Preferred Stock shall receive an amount per share equal to the greater of (i) one dollar ($1.00), adjusted for any recapitalization, stock combinations, stock dividends (whether paid or unpaid), stock options and the like with respect to such shares, plus any accumulated but unpaid dividends (whether or not earned or declared) on the Series A Convertible Preferred Stock, and (ii) the amount such holder would have received if such holder has converted its shares of Series A Convertible Preferred Stock to common stock, subject to but immediately prior to such liquidation. As of December 31, 2021, all Series A Convertible Preferred Stock had been converted into shares of common stock and none remain issued and outstanding.

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Series B Convertible Preferred Stock. In January 2022, the Company issued 9,076 shares of the Series B Convertible Preferred Stock through the Private Placement for the purpose of raising capital. The Series B Convertible Preferred Stock have no voting rights and initially each share may be converted into 1 shares of the Company’s common stock. The holders of the Series B Convertible Preferred Stock are not entitled to receive any dividends other than any dividends paid on account of the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari-passu with all holders of common stock. During August 2022, all 9,076 Series B Convertible Preferred Stock were converted by third parties into 8,702 shares of common stock. As of December 31, 2023, all shares of Series B Convertible Preferred Stock had been converted and none remain outstanding.

Equity Incentive Plans

Since 2019, the Company has adopted, the Reliance Global Group, Inc. 2019 Equity Incentive Plan, 2023 Equity Incentive Plan, 2024 Equity Incentive Plan, the 2024 Omnibus Incentive Plan and the 2025 Equity Incentive Plan (the “2025 Plan,” and collectively, the “Plans”). The purpose of the Plans is to provide a means through which the Company and its subsidiaries may attract and retain key personnel, and to provide a means whereby directors, officer, employees, consultants, and advisors of the Company and its subsidiaries can acquire and maintain an equity interest in the Company, or be paid incentive compensation, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and aligning their interests with those of the Company’s stockholders. The Plans provide for various stock-based incentive awards, including incentive and non-qualified stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”), and other equity-based or cash-based awards. The Plans each terminate 10 years after each becoming effective, unless terminated earlier by the Board of Directors. A total of 3,167,451 shares of Common Stock were reserved for issuance under the Plans, and as of the date of this filing, there were an aggregate of 118,503 remaining shares available for issuance under the Plans.

Administration of the Plans. The Plans are administered by the Compensation Committee of the Board. The Compensation Committee is authorized to select from among eligible employees, directors, and service providers those individuals to whom shares and options are to be granted and to determine the number of shares to be subject to, and the terms and conditions of the options. The Compensation Committee is also authorized to prescribe, amend, and rescind terms relating to options granted under the Plans. Generally, the interpretation and construction of any provision of the Plans or any shares and options granted hereunder is within the discretion of the Compensation Committee.

Stock Options: The Plans provide that options may or may not be Incentive Stock Options (ISOs) within the meaning of Section 422 of the Internal Revenue Code. Only employees of the Company are eligible to receive ISOs, while employees, non-employee directors, consultants, and service providers are eligible to receive options which are not ISOs, i.e. “Non-Statutory Stock Options.” The options granted by the Compensation Committee in connection with its adoption of the Plans were Non-Statutory Stock Options.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model or the value of the services provided, whichever is more readily determinable. The Black-Scholes option pricing model takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital, or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation.

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Florida Law and Certain Charter and Bylaw Provisions

Florida Anti-Takeover Law. As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the FBCA a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

●	The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

●	The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) the board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by the board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Articles of Incorporation, as amended and Bylaws.

Our Articles of Incorporation, as amended and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

●	they provide that special meetings of shareholders may be called by the board of directors, or at the request in writing by shareholders of record owning at least 10% of all the stockholders entitled to vote; and

●	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the board of directors.

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Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. Its telephone number is (212) 828-8436.

Listing on the Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “RELI” and our Series A Warrants are listed on the Nasdaq Capital Market under the symbol “RELIW”.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Zarif Law Group P.C.

EXPERTS

The financial statements of Reliance Global as of and for the year ended December 31, 2024, appearing in its Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Urish Popeck & Co., LLC, as set forth in its report thereon, included therein, and incorporated herein by reference. The financial statements of Reliance Global as of and for the year ended December 31, 2023 appearing in its Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Mazars USA LLP, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Mazars USA LLP was not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the effects of the 1-for-17 reverse stock described in Note 11 and to retrospectively apply the change in accounting for ASU 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures described in Notes 2 and 17 and, accordingly, Mazars USA LLP does not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Urish Popeck & Co., LLC.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.relianceglobalgroup.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The full registration statement and exhibits may be obtained from the SEC or us, as provided below. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below (except in each case the information contained in such document to the extent “furnished” and not “filed”) that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on March 7, 2025, as amended on Form 10-K/A filed on April 9, 2025;

●	Our Proxy Statement on Schedule 14A filed on April 15, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed on July 30, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed on May 14, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 3, 2025, February 6, 2025, February 13, 2025, February 26, 2025, March 6, 2025, May 14, 2025, May 29, 2025, June 17, 2025, June 20, 2025, June 23, 2025, June 24, 2025, June 24, 2025, July 11, 2025, July 24, 2025, July 25, 2025, August 14, 2025 and August 27, 2025, excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01; and

●	Description of Capital Stock of the Company, incorporated herein by reference to Exhibit 4.4 to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2024.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed), shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Reliance Global Group, Inc.

300 Blvd. of the Americas, Suite 105

Lakewood, NJ 08701

(732) 380-4600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

The documents incorporated by reference may be accessed at our website: http://www.relianceglobalgroup.com.

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Reliance Global Group, Inc.

UP TO 11,407,273 SHARES OF COMMON STOCK

PROSPECTUS

September 5, 2025